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                                                                    EXHIBIT 12.1

                             IPC ACQUISITION CORP.
             STATEMENT RE: COMPUTATION OF EARNINGS TO FIXED CHARGES
                                 (In Thousands)

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                                                                           Predecessors
                                           ---------------------------------------------------------------------------
                                                                            Period from                  Period from   Period from
                                            Fiscal Year    Period from     June 15, 2000   Fiscal Year October 1, 2001 November 15,
                                              Ended      October 1, 1999      through         Ended        through      2001 through
                                           September 30, through June 14,  September 30,  September 30,  December 20,  December 31,
                                               1999           2000             2000            2001          2001          2001
                                           -----------------------------   ------------------------------------------- -------------
Earnings:
   Income (loss) before income taxes .....     $31,277       $10,386        $(11,935)      $(8,425)      $(11,346)      $(2,351)
   Interest expense ......................      20,264        16,142           5,686        27,871          5,987           761
   Amortization of deferred
     financing costs .....................           0             0               0             0              0            88
   Interest portion of rental expense ....       1,221           825             264         1,287            330            33
                                           -----------------------------   ------------------------------------------- -------------
     Earnings ............................     $52,762       $27,353         $(5,985)      $20,733        $(5,029)      $(1,469)
                                           =============================   =========================================== =============
Fixed Charges:
   Interest expense ......................     $20,264       $16,142          $5,686       $27,871         $5,987          $761
   Amortization of deferred
     financing costs .....................           0             0               0             0              0            88
   Interest portion of rental expense ....       1,221           825             264         1,287            330            33
                                           -----------------------------   ------------------------------------------- -------------
     Fixed charges .......................     $21,485       $16,967          $5,950       $29,158         $6,317          $882
                                           =============================   =========================================== =============
   Ratio (Deficiency) of earnings to
     cover fixed charges .................         2.5x          1.6x       $(11,935)      $(8,425)      $(11,346)      $(2,351)
                                           =============================   =========================================== =============
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